EXHIBIT 99.1

JOINT FILING AGREEMENT

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the Act), by and among the parties listed below, each referred to herein as a Joint Filer. The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the rules thereunder may be filed on each of their behalf on Schedule 13D, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date: October 8, 2026

Hard Rock Holdco LLC

By:	/s/ Kevin Jay Hayes, Jr.
Name:	Kevin Jay Hayes, Jr.
Title:	Manager

Kevin Jay Hayes, Jr.

By:	/s/ Kevin Jay Hayes, Jr.